EXHIBIT 99.1

Heat Biologics and its Pelican Therapeutics Subsidiary Appoint Anthony Tolcher, M.D., FRCPC, FACP to their Scientific Advisory Boards

DURHAM, NC – March 19, 2018 – Heat Biologics, Inc. (“Heat”) (Nasdaq: HTBX), a biopharmaceutical company developing drugs designed to activate a patient’s immune system against cancer, along with its subsidiary, Pelican Therapeutics (“Pelican”) announce the appointment of Anthony Tolcher, M.D., FRCPC, FACP to each of their respective scientific advisory boards.

Dr. Tolcher is a medical oncologist who has more than 25 years of early drug development and clinical trial experience and is currently a principal investigator for 20 Phase 1 clinical studies. He is a reviewer for the Journal of Clinical Oncology, Clinical Cancer Research and Annals of Oncology; and has chaired the Developmental Therapeutics Review Committee for the American Society for Clinical Oncology Annual Scientific Program. Dr. Tolcher has been involved in many of the initial Phase 1 studies of new agents that subsequently were FDA approved for the treatment of cancer. Some of these include pembrolizumab (Keytruda®), copanlisib (Aliqopa®), trastuzumab emtansine (Kadcyla®), regorafenib (Stivarga®), liposomal vincristine (Marqibo®), cabazitaxel (Jevtana®), carfilzomib (Kyprolis®), gefitinib (Iressa®), erlotinib (Tarceva®) and eribulin (Halaven®). Dr. Tolcher is also CEO and founder of NEXT Oncology, a San Antonio-based company focused on accelerating breakthrough medicines for cancer by developing and supporting Phase 1 clinical trial programs in oncology research. In 2007, Dr. Tolcher co-founded South Texas Accelerated Research Therapeutics (START), which operates one of the world's largest Phase 1 and early drug development oncology programs. Dr. Tolcher has over 100 peer-reviewed publications in scientific journals, such as Nature, Proceedings of the National Academy of Sciences (USA), Journal of Clinical Oncology and Clinical Cancer Research, and he is an author of nine book chapters.

“We are pleased to welcome Dr. Tolcher to the Scientific Advisory Boards of both Heat Biologics and Pelican Therapeutics. Dr. Tolcher is a key figure in oncology and one of the leading experts in the nation within the field of immuno-oncology, and we look forward benefitting from his scientific, clinical and operational expertise, as well as his deep industry relationships, as we advance our product pipeline on the heels of positive interim data from our Phase 2 lung cancer clinical trial for advanced non-small cell lung cancer, in combination with Bristol-Myers Squibb's checkpoint inhibitor nivolumab (Opdivo®).”said Rahul Jasuja, Ph.D., CEO of Pelican.

About Heat Biologics, Inc.

Heat Biologics is a biopharmaceutical company developing immunotherapies designed to activate a patient’s immune system against cancer using of CD8+ “Killer” T-cells. Our T-Cell Activation Platform (TCAP) produces therapies designed to turn "cold" tumors "hot" and be administered in combination with checkpoint therapies and other immuno-modulators to increase their effectiveness. We are currently enrolling patients in our Phase 2 clinical trial for advanced non-small cell lung cancer, in combination with Bristol-Myers Squibb’s nivolumab (Opdivo®). Pelican Therapeutics, a subsidiary of Heat, is focused on the development of co-stimulatory monoclonal antibody and fusion protein-based therapies designed to activate the immune system. We also have numerous pre-clinical programs at various stages of development. For more information, please visit www.heatbio.com.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 on our current expectations and projections about future events. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions. These statements are based upon current beliefs, expectations and assumptions and include statements regarding Heat and Pelican benefitting from Dr. Tolcher’s scientific, clinical and operational expertise, as well as his deep industry relationships and potential benefits of Heat and Pelican’s products. These statements are based on management’s expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements, including the ability of Heat’s ImPACT® therapy to perform as designed, to demonstrate safety and efficacy, as well as results that are consistent with prior results, the ability to enroll patients and complete the clinical trials on time and achieve desired results and benefits, Heat’s ability to obtain regulatory approvals for commercialization of product candidates or to comply with ongoing regulatory requirements, regulatory limitations relating to Heat’s  ability to promote or commercialize its product candidates for specific indications, acceptance of its product candidates in the marketplace and the successful development, marketing or sale of products, Heat’s ability to maintain its license agreements, the continued maintenance and growth of its patent estate, its ability to establish and maintain collaborations, its ability to obtain or maintain the capital or grants necessary to fund its research and development activities, and its ability to retain its key scientists or management personnel, its ability to successfully integrate Pelican, and the other factors described in Heat’s most recent annual report on Form 10-K and other filings with the SEC.  The information in this release is provided only as of the date of this release and the company undertakes no obligation to update any forward-looking statements contained in this release based on new information, future events, or otherwise, except as required by law.

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